EXHIBIT (a)(5)(ii)

For Immediate Release

WESTERN ASSET

INFLATION MANAGEMENT FUND INC.

ANNOUNCES FINAL RESULTS OF TENDER OFFER

New York, NY, January 24, 2008 — Western Asset Inflation Management Fund Inc. (NYSE: IMF) (the “Fund”) announced today that, in accordance with its tender offer for up to 391,201 of its issued and outstanding shares of common stock, which expired on Tuesday, January 15, 2008, the Fund has accepted that number of shares for payment today at $18.63 per share. These shares represent 5% of the Fund’s outstanding shares. The tender offer is pursuant to a Settlement Agreement, dated as of February 13, 2006, between the Fund and Karpus Management, Inc. (including certain affiliates thereof).

A total of 5,660,039 shares were properly tendered and not withdrawn by January 15, 2008, the final date for withdrawals. Therefore, in accordance with the terms of the tender offer, the Fund is purchasing shares on a pro rata basis from all tendering stockholders. Accordingly, on a pro rata basis, 6.91165% of shares for each stockholder who properly tendered shares has been accepted for payment.

Western Asset Inflation Management Fund Inc. is a closed-end management investment company whose primary objective is total return. Current income is a secondary objective. The Fund is traded on the New York Stock Exchange under the trading symbol “IMF”. The Fund is advised by Legg Mason Partners Fund Advisor, LLC, a wholly owned subsidiary of Legg Mason, Inc., and is sub-advised by Western Asset Management Company and Western Asset Management Company Limited, affiliates of the Investment Adviser.

Periodically updated information on the Fund can be obtained through the Fund’s dedicated telephone line. Information provided includes a recorded update revealing the net asset value, market price and other information. The Fund’s toll-free number is (888) 777-0102.

Brenda Grandell, Director, Closed-End Funds, Legg Mason & Co., LLC, 212-291-3775

THIS PRESS RELEASE MAY CONTAIN STATEMENTS REGARDING PLANS AND EXPECTATIONS FOR THE FUTURE THAT CONSTITUTE FORWARD-LOOKING STATEMENTS WITHIN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. ALL STATEMENTS OTHER THAN STATEMENTS OF HISTORICAL FACT ARE FORWARD-LOOKING AND CAN BE IDENTIFIED BY THE USE OF WORDS SUCH AS “MAY,” “WILL,” “EXPECT,” “ANTICIPATE,” “ESTIMATE,” “BELIEVE,” “CONTINUE” OR OTHER SIMILAR WORDS. SUCH FORWARD-LOOKING STATEMENTS ARE BASED ON THE FUND’S CURRENT PLANS AND EXPECTATIONS, AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE DESCRIBED IN THE FORWARD-LOOKING STATEMENTS. ADDITIONAL INFORMATION CONCERNING SUCH RISKS AND UNCERTAINTIES ARE CONTAINED IN THE FUND’S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.